Exhibit 99.1

Media Contact:	Investor Contact:
Judith Pryor	Sridhar Ganesan
WorldSpace, Inc.	WorldSpace, Inc.
+1 301 960 1242	+1 301 960 2300
jpryor@worldspace.com	sganesan@worldspace.com

WORLDSPACE® SATELLITE RADIO REPORTS

THIRD QUARTER 2007 RESULTS

Silver Spring, Md., November 8, 2007 – WORLDSPACE® Satellite Radio (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today announced results for the third quarter of 2007 ended September 30, 2007. The Company ended the quarter with 177,644 subscribers worldwide, a loss of 12,689 from the close of the prior quarter, reflecting loss of subscribers in India and the planned cessation of marketing efforts in Europe ahead of the company’s efforts to test and subsequently commence mobile service in Europe. In India, the Company lost 8,713 net subscribers during the third quarter of 2007, reflecting reduced marketing in that region, ending the period with 164,902 subscribers in India, 19% higher than at the end of the third quarter of 2006.

Other highlights include:

•

As previously announced, WorldSpace and Fiat Group Automobiles signed a first ever distribution and marketing agreement for satellite radio in Europe. WorldSpace expects that, beginning in late 2008, it will offer customers in Italy, through aftermarket equipment installations available through Fiat’s vast dealership network and other outlets, a mobile satellite radio service with 40-50 channels of music, sports, news and entertainment programming. OEM or factory-installed equipment for Lancia, Fiat and Alfa Romeo models is expected to be available in late 2009.

•

During the quarter, in order to shore up its liquidity, WorldSpace has been engaged in discussions with a variety of potential investors and partners, strategic and financial, about equity and debt financings. The Company hopes to conclude a transaction in the next few months.

•	Content highlights include:

•	WorldSpace Satellite Radio broadcasts Live Earth 24-hour concert series on three of its branded channels, available to all subscribers worldwide.

•

EigoMANGA produces a Japanese Music Radio exclusively for WorldSpace’s global pop channel, UPop. The weekly hour-long music show features a mix of Japanese pop and rock music currently leading the Oricon music charts in Japan.

•

WorldSpace provided live reporting and celebrity interviews from the Second Annual Virgin Festival by Virgin Mobile. Back-stage interviews aired on WorldSpace channels Bob and Radio Voyager along with the music of artists that performed live at the 2-day Virgin Festival.

•

WorldSpace India and MSN launched a three-month pilot of an internet radio service targeting Indian expatriates living in places such as the US, UK and Middle East. The service provides Indians with 24 hour access to five vibrant genres of Indian programming: Farishta (Hindi film classics), Sparsha (Kannada), Spandana (Telegu), Gandharv (Hindustani classical) and Shruti (Carnatic music).

WorldSpace Chairman and CEO Noah Samara stated, “We are very pleased with our continuing progress in Italy, as we have now lined up the right partners to make this launch successful, between Fiat, Telecom Italia and Fraunhofer for receiver development. We see great opportunities in this market for a robust mobile service offering, and are confident that, with our partners, we can devise a strategic course to implement our strategy and acquire the financial resources to support it.

“In India, we are operating on a restrained basis,” Samara said. “We are postponing marketing spending until we secure a repeater license that will enable us to provide seamless service to automobiles. We will then be in a position to leverage our streamlined presence in India to launch a successful mobile service there. Over all, we remain confident in the long-term viability and opportunities that our business represents and are encouraged by our initial discussions with a series of potential investors about additional financing.”

Subscriber Growth

Gross subscriber adds of 20,132 in India were down from 25,092 in the second quarter of 2007. Net subscriber losses in India of 8,713 continued the downward trend from net additions of 3,261 in the second quarter of 2007, as the Company continued to minimize its marketing efforts this year. Subscriber declines outside of India primarily reflected the cessation of marketing outreach in Europe, as WorldSpace prepares for testing for its planned mobile offering in that region starting with Italy.

Revenue

For the third quarter of 2007, WorldSpace reported revenues of approximately $3.3 million, roughly flat with revenues of approximately $3.3 million for the third quarter of 2006. Subscription revenue was approximately $1.9 million for the third quarter of 2007, up slightly from approximately $1.8 million in the third quarter of 2006. On a sequential basis, subscription revenues in the third quarter of 2007 were flat with the approximately $1.9 million recorded in the second quarter of 2007.

Net Loss and EBITDA Loss

WorldSpace recorded a net loss for the third quarter of 2007 of $36.7 million, or $0.91 per share, compared with a net loss of $28.9 million, or $0.77 per share for the third quarter of 2006. WorldSpace had an EBITDA (earnings before interest income, interest expense, income taxes, depreciation and amortization) loss of $20.3 million for the third quarter of 2007, compared with an EBITDA loss of $27.1 million for the third quarter of 2006.

SAC and CPGA

Subscriber Acquisition Costs (SAC) were $10 in the third quarter of 2007 on a blended basis (India and the rest of the world) and $12 in India, compared with $21 on a blended basis and $22 in India for the second quarter of 2007. Cost Per Gross Addition (CPGA) decreased in the quarter to $80 on a blended basis, down from the $110 CPGA in the prior quarter, reflecting the lower marketing spend in India, where the CPGA decreased to $75 for the third quarter of 2007 from $108 in the second quarter of 2007. WorldSpace’s CPGA is the fully-loaded cost to acquire each new subscriber, including SAC, as well as advertising and marketing expenses. SAC also represents a subsidy on equipment sales.

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
SAC	$10	$37	$24	$40
SAC (India)	12	38	25	41
SAC (ROW)	0	5	0	0

CPGA	$80	$137	$89	$134
CPGA (India)	75	126	85	126
CPGA (ROW)	162	271	134	240

CPGA expense ( in millions)	$1.7	$5.4	$6.5	$16.2
CPGA (India)	1.4	4.7	5.8	14.5
CPGA (ROW)	0.3	0.7	0.7	1.7

Nine Months’ Results

For the first nine months of 2007, WorldSpace recorded net revenues of approximately $10.0 million, compared with net revenues of approximately $10.6 million in the same period in 2006. The net loss for the first nine months of 2007 was $123.5 million, or $3.12 per share, compared with a net loss of $94.8 million, or $2.54 per share, in the 2006 period. EBITDA in the first three quarters of 2007 was a loss of $70.0 million; in the 2006 period, EBITDA was a loss of $89.2 million.

Conference Call

WorldSpace plans to hold a conference call to discuss these results and other developments on Thursday, November 8, 2007 at 4:30 pm. The call will also be available as a webcast, which can be accessed via the Company’s website, www.worldspace.com, by following the links to investor relations and webcasts. To participate in the call, please dial 1-866-770-7129, using passcode 91730183; internationally, the call may be accessed by dialing 1-617-213-8067, using the same passcode. The call will be available as an archived webcast beginning approximately one hour after completion in the investor relations section of the Company’s website.

Non GAAP Reconciliation

Earnings before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The Company believes EBITDA is often a useful measure of a Company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. Accordingly, the Company believes that EBITDA provides helpful information about the operating performance of its business, apart from the expenses associated with its physical assets or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry, although the Company’s measure of EBITDA may not be identical to similarly titled measures of other companies. EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net loss to EBITDA has been provided in this release.

About WORLDSPACE® Satellite Radio

Based in the Washington, DC metropolitan area, WorldSpace, Inc. (Nasdaq: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WorldSpace delivers the latest tunes, trends and information from around the world and around the corner. WorldSpace subscribers benefit from a unique combination of local programming, original WorldSpace content and content from leading brands around the globe including the BBC, CNN International, Virgin Radio UK, and RFI.

WorldSpace’s satellites cover two-thirds of the earth’s population with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WorldSpace Satellite Radios anytime and virtually anywhere in its coverage areas. WorldSpace is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit http://www.WorldSpace.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Results of Operation

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(in thousands, except share and per share data)
Revenue
Subscription revenue	$1,870	$1,810	$5,575	$5,340
Equipment revenue	581	659	1,595	2,433
Other revenue	879	874	2,814	2,810

Total Revenue	3,330	3,343	9,984	10,583

Operating Expenses
Cost of Services (excludes depreciation shown separately below)
Satellite and transmission, programming and other	7,862	7,503	23,497	21,657
Cost of equipment	865	2,674	3,571	8,144
Research and development	541	265	2,066	756
Selling and marketing	2,611	5,403	8,596	17,199
General and administrative	11,786	14,312	41,885	48,860
Depreciation and amortization	14,887	14,602	44,289	44,056

Total Operating Expenses	38,552	44,759	123,904	140,672

Loss from Operations	(35,222)	(41,416)	(113,920)	(130,089)

Other Income (Expense)
Interest income	785	2,714	4,858	8,754
Interest expense	(2,987)	(1,991)	(7,748)	(5,857)
Write-off of deferred debt issuance costs	—	—	(11,516)	—
Deferred financing costs and warrants amortization	(891)	(380)	(1,820)	(1,139)
Other	52	(327)	(349)	(3,141)

Total Other Income (Expense)	(3,041)	16	(16,575)	(1,383)

Loss Before Income Taxes	(38,263)	(41,400)	(130,495)	(131,472)
Income Tax Benefit	1,569	12,468	7,023	36,686

Net Loss	(36,694)	(28,932)	(123,472)	(94,786)

Loss per share—basic and diluted	$(0.91)	$(0.77)	$(3.12)	$(2.54)

Weighted Average Number of Shares Outstanding	40,459,200	37,584,541	39,627,833	37,253,549

SUMMARY OPERATING METRICS

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net Subscriber Additions (Losses)	(12,689)	16,866	(21,461)	61,525
India	(8,713)	18,568	2,892	63,491
ROW (4)	(3,976)	(1,702)	(24,353)	(1,966)
Total EOP Subs	177,644	176,831	177,644	176,831
India	164,902	138,065	164,902	138,065
ROW (4)	12,742	38,766	12,742	38,766
ARPU (1)	$3.41	$3.58	$3.29	$3.86
ARPU (India)	3.15	2.93	3.02	2.97
ARPU (ROW) (4)	6.43	5.74	5.85	6.27
SAC (2)	$10	$37	$24	$40
SAC (India)	12	38	25	41
SAC (ROW) (4)	0	5	0	0
CPGA (3)	$80	$137	$89	$134
CPGA (India)	75	126	85	126
CPGA (ROW) (4)	162	271	134	240
EBITDA	$(20,283)	$(27,141)	$(69,980)	$(89,174)

Notes:

1.	Average Revenue per User (ARPU) is derived from the total of monthly earned subscription revenue (net of promotion and rebates) divided by the monthly average number of subscribers for the period reported. APRU is a measure of operation performance and not a measure of financial performance under generally accepted accounting principles.

2.	Subscriber Acquisition Cost (SAC) includes the negative margins from equipment sales to end customers, but does not include ongoing loyalty payments to retailers and distribution partners, and payments under revenue sharing arrangements to content providers.

3.	Cost per Gross Addition (CPGA) includes amounts in SAC described above, as well as advertising, media and other discretionary marketing expenses, but does not include headcount related to sales and marketing staff.

4.	Rest of World (ROW)

SELECTED BALANCE SHEET DATA:

	As of
	September 30, 2007	December 31, 2006
	Unaudited
	(in thousands)
Cash and cash equivalents	$13,200	$27,565
Restricted Cash and Marketable Securities	15,296	143,763
Satellites and Related Systems, net	309,576	345,046
Total Assets	376,087	568,645
Total Debt ( including current portion)	96,642	155,368
Contingent Royalty Obligation	1,814,175	1,814,175
Total Liabilities	2,089,069	2,172,000
Minority Interest	798	304
Total Shareholders’ Deficit	(1,713,780)	(1,603,659)

EBITDA Reconciliation:

	Three months ended September 30,
	2007	2006
Reconciliation of Net Loss to EBITDA
Net Loss as reported	$(36,694)	$(28,932)
Addback non-EBITDA items included in net loss:
Interest income	(785)	(2,714)
Interest expense	3,878	2,371
Depreciation & amortization	14,887	14,602
Deferred income tax benefit	(1,569)	(12,468)

EBITDA	$(20,283)	$(27,141)

	Nine months ended September 30,
	2007	2006
Reconciliation of Net Loss to EBITDA
Net Loss as reported	$(123,472)	$(94,786)
Addback non-EBITDA items included in net loss:
Interest income	(4,858)	(8,754)
Interest expense	21,084	6,996
Depreciation & amortization	44,289	44,056
Deferred income taxes benefit	(7,023)	(36,686)

EBITDA	$(69,980)	$(89,174)